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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

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                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
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Earnings
  Income (loss) before income taxes, equity in net loss of
     affiliates and minority interest.......................  $(4,201)   $ 7,928
  Plus fixed charges:
     Interest expense.......................................   39,447     11,225
     Interest component of rent expense(1)..................    2,122      1,134
  Less: capitalized interest................................   21,811      9,505
                                                              -------    -------
Earnings available to cover fixed charges...................  $15,557    $10,782
                                                              =======    =======
Fixed charges...............................................  $55,371    $31,309
                                                              =======    =======
Deficiency of earnings to cover fixed charges...............  $39,814    $20,527
                                                              =======    =======
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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.